Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, and to the use of our report dated June 29, 2010, with respect to the statements of net assets available for plan benefits of the Genworth Financial, Inc. Retirement and Savings Plan as of December 31, 2009 and 2008, related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, the supplement schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2009, and the schedule H, line 4j - schedule of reportable transactions for the year ended December 31, 2009, all of which are incorporated herein by reference.

Our reports on the consolidated financial statements and schedules dated February 26, 2010 refer to a change in the method of accounting for other-than-temporary impairments in 2009, and deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007.

/s/ KPMG LLP
Richmond, Virginia
August 20, 2010